Exhibit 99.4

SOMALOGIC, INC.

Non-Statutory Stock Option Agreement

SomaLogic, Inc. (the “Company”) hereby grants to you, the Optionee named below, a Stock Option to purchase shares of the Company’s Class B common stock, par value $.01 per share, (the “Option”), pursuant to the terms and conditions of this Non-Statutory Stock Option Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages (this “Agreement”). Capitalized terms used in this Agreement have the meanings ascribed to them in Exhibit A attached hereto.

Name of Optionee:	Grant number:
No. of Shares Covered:	Date of Grant:
Exercise Price Per Share:	Expiration Date:
Vesting and Exercise Schedule: Dates Early Exercise is not permitted.	Portion of Shares as to Which Option Becomes Vested and Exercisable

By signing below, you agree to all of the terms and conditions contained in this Agreement. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s Class B common stock, par value $0.01 per share, pursuant to the Option.

OPTIONEE:	SOMALOGIC, INC.

By:

SomaLogic, Inc.

Non-Statutory Stock Option Agreement

Option Terms and Conditions

1.                  Administration.

(a)             Amendments. The Committee may unilaterally amend the terms of the Option, except that no such amendment may materially impair your rights under the Option without your consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or accounting rules. The Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Option, including accelerating the vesting or extending the exercise period of the Option, or otherwise amending these Option Terms and Conditions, subject to the requirements of this Section; and interpreting this Agreement.

(b)             Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.

(c)             Finality of Decisions. The Committee’s interpretation of the Option and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

2.                  Non-Qualified Stock Option. The Option is a Non-Statutory Stock Option and is not intended to be an Incentive Stock Option and will be interpreted accordingly.

3.                  General Terms.

(a)             No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to the Option shall always be a whole number. No fractional Shares may be issued under the Option, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of the Option.

(b)             Transferability. Except as provided in this Section 3(b), (i) during your lifetime, only you or your guardian or legal representative may exercise the Option, or receive payment with respect to the Option; and (ii) the Option may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 3(b) shall be of no effect.

(c)             Designation of Beneficiary. You may designate a beneficiary or beneficiaries to exercise the Option or receive a payment under the Option payable on or after your death. Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

(d)             Termination of Service. If your Service with the Company and its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of the Option):

(1)             Upon termination of Service for Cause, all unexercised portions of the Option shall be immediately forfeited without consideration.

(2)             Upon termination of Service for any other reason, all unvested and unexercisable portions of the Option shall be immediately forfeited without consideration.

(3)              Upon termination of Service for any reason other than Cause, your Disability or your death, the currently vested and exercisable portions of the Option may be exercised for a period of three (3) months after the date of such termination.

(4)              Upon termination of Service due to your Disability, the currently vested and exercisable portions of the Option may be exercised for a period of twelve (12) months after the date of such termination (except as otherwise provided in Section 3(d)(5) below).

(5)              After your death, if you die either during your Service with the Company or within three (3) months after your Service terminates for any reason other than Cause, the currently vested and exercisable portions of the Option may be exercised for a period of eighteen (18) months thereafter.

(e)              No Employment or Other Service Rights. Nothing in this Agreement will confer upon you any right to continue to serve the Company or an Affiliate in your capacity in effect at the time the Option is granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a consultant to the Company or an Affiliate pursuant to the terms of such consultant’s agreement with the Company or an Affiliate, or (iii) the service of a member of the Board pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(f)              Clawback/Recovery. The Option will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

4.                  Vesting and Exercise Schedule. The Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as you continue to serve as General Counsel of the Company. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares that may then be purchased under the Vesting and Exercise Schedule. Vesting and exercisability of the Option may be accelerated during the term of the Option under the circumstances described in Section 5(b).

5.                  Changes in Capitalization, Corporate Transactions, Change in Control.

(a)             Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the number and kind of Shares or other securities subject to the Option, and (ii) the exercise price of the Option. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent your dilution or enlargement of rights. In either case, any such adjustment shall be conclusive and binding on you and the Company. No adjustment shall be made pursuant to this Section 5(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause the Option to be subject to adverse tax consequences under Section 409A of the Code.

(b)             Corporate Transactions. The following provisions shall apply to the Option in the event of a Change in Control that involves a Corporate Transaction.

(1)              Continuation, Assumption or Replacement of the Option. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace the Option as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 5(a)), and the Option, or its replacement, if applicable, shall remain outstanding and be governed by the terms hereof (or a replacement agreement with the same or comparable terms, if applicable). A surviving or successor entity may elect to continue, assume or replace only a portion of the Option. For purposes of this Section 5(b)(1), the Option shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Option are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Option and the exercise price thereof that preserves the intrinsic value of the Option existing at the time of the Corporate Transaction, or (ii) you have been granted a comparable equity-based award that preserves the intrinsic value of the Option existing at the time of the Corporate Transaction and provides for a vesting or exercisability schedule that is the same as or more favorable to you.

(2)              Acceleration. If and to the extent that the Option is not continued, assumed or replaced in connection with a Corporate Transaction, then (i) the Option shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee. The Committee shall provide written notice of the period of accelerated exercisability of the Option to you. The exercise of the Option shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)               Payment for the Option. If and to the extent that the Option is not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that you must surrender the Option at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 5(b)(3). The Committee will not be required to treat all equity awards similarly for purposes of this Section 5(b)(3). The payment for the Option shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Option, and (ii) the aggregate exercise price (if any) for the Shares subject to the Option. Payment shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may include subjecting such payments to vesting conditions comparable to those of the Option surrendered, or to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction.

(c)               Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Committee will notify you as soon as practicable prior to the effective date of such proposed transaction. The Option will terminate immediately prior to the consummation of such proposed action.

6.                  Expiration. The Option will expire and will no longer be exercisable at 5:00 p.m. Mountain Time on the earliest of:

(a)               The expiration date specified on the cover page of this Agreement;

(b)               Upon your termination of Service for Cause;

(c)               Upon the expiration of any applicable period specified in Section 3(d) during which the Option may be exercised after your termination of Service; or

(d)               The date (if any) fixed for termination or surrender of the Option pursuant to Section 5(b)(3).

7.                  Service Requirement. Except as otherwise provided in Section 3(d) above, the Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the date the Option was granted.

8.                  Exercise of the Option. Subject to Section 7, the vested and exercisable portion of the Option may be exercised at any time during the Option term by delivering a written notice of exercise to the Company at its principal executive office, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise, in the form attached to this Agreement, shall be provided to the Company’s Chief Financial Officer. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

9.                  Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)               Cash (including personal check, cashier’s check or money order);

(b)               By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or

(c)               By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

10.              Withholding Taxes. You may not exercise the Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of the Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request which shall be subject to approval by the Company. Delivery of Shares upon exercise of the Option is subject to the satisfaction of applicable withholding tax obligations.

11.               Delivery of Certificate. As soon as practicable after the Company receives the notice and exercise price provided for above, and determined that all conditions to exercise, including Sections 10 and 12 of this Agreement, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

12.              Compliance with Laws. The Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws. If the sale of Shares upon the exercise of the Option is not registered under the Securities Act of 1933, as amended (the “Securities Act”), you shall acknowledge at the time of exercise that (i) the Shares you are acquiring are deemed “restricted securities” for purposes of Rule 144 under the Securities Act, and you are acquiring the Shares for investment purposes and not with a view to the resale or distribution of such Shares, and (ii) the Shares you are acquiring may not be sold, pledged or otherwise transferred without (A) an effective registration or qualification thereof under the Securities Act and the securities laws of any applicable state or other jurisdiction, or (B) evidence, which may include an opinion of counsel, satisfactory to the Company and its counsel that such registration and qualification is not required.

13.              Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise the Option except in the case of a transfer described below. You may not assign or transfer the Option except (i) for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation, (ii) pursuant to a qualified domestic relations order, or (iii) with the prior written approval of the Company, by gift, in a form accepted by the Company. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of this Agreement.

14.              No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of the Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to the Option until a certificate evidencing such Shares has been issued (or an appropriate book entry in the Company’s stock register has been made). No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued (or an appropriate book entry has been made).

15.              Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

16.              Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

17.              Other Agreements. You agree that in connection with the exercise of the Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

18.              Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of the Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, or other provisions of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

19.              Transferability Restrictions and Right to Repurchase.

(a)               Until the earlier to occur of (i) the date upon which the Option is fully vested and may be exercised in full in accordance with Section 4 of this Agreement, or (ii) the consummation of an underwritten public offering involving at least twenty percent (20%) of the outstanding Stock pursuant to an effective registration statement under the Securities Act, you shall not transfer in any manner, or cause or permit to be transferred in any manner, any Shares issued pursuant to exercise of the Option. Any purported transfer of Shares in violation of the foregoing provision shall be null and void.

(b)             Following termination of your Service for any reason, the Company shall have the right to purchase all Shares that you have acquired or will acquire under the Option. If the Company decides to exercise its right to purchase the Shares, it will notify you of its intention to purchase such Shares and will consummate the purchase within ninety (90) days of your termination of Service or, in the case of Shares acquired after your termination of Service, within ninety (90) days of the date of exercise. The purchase price shall be the Fair Market Value of the Shares on the date of your termination of Service. The Company’s repurchase rights under this Section shall terminate upon the registration of the Company’s Class B common stock under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

20.              Market Standoff Agreement. In connection with any underwritten public offering by the Company of its equity securities, including the initial public offering of the Company’s securities, and upon request of the Company or the underwriters managing such underwritten offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration as may be requested by the Company or such managing underwriters, and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such public offering.

21.              Right of First Refusal. Shares that you acquire upon exercise of the Option are subject to the right of first refusal on the part of the Company that is described in this Section 21 until such time as the Company’s Stock is registered under Section 12 of the Exchange Act.

(a)               Before any Shares acquired upon the exercise of the Option may be transferred in any manner, including by sale, pledge or other encumbrance, you must first deliver a written notice (a “Transfer Notice”) to the Company stating (i) that you desire to transfer such Shares and (ii) the price and other material terms and conditions of the proposed transfer. The Transfer Notice shall be accompanied by a certificate from you certifying that you have received a written offer from a third party financially capable of carrying out the terms of the offer to acquire the Shares at the price and terms set forth in the Transfer Notice, and identifying such third party, including the name and address. Any notice that does not contain all information required by this Section 21(a) shall not be considered a Transfer Notice for purposes of this Agreement. The Transfer Notice shall be deemed a legally enforceable offer by you to sell the Shares to which the Transfer Notice refers to the Company pursuant to this Agreement.

(b)               Within thirty (30) days after receipt of a Transfer Notice (the “Company Period”), the Company may elect, by delivering to you a written notice (a “Company Notice”) of its election to purchase all or any part (provided that it is a whole number) of the Shares to which the Transfer Notice refers, on the same terms and conditions specified in the Transfer Notice (or on economically equivalent terms and conditions specified in the Company Notice). If the Company does not elect to purchase any of the Shares, the Company shall send a notice to such effect to you prior to the end of the Company Period.

(c)               If a dispute arises between you and the Company concerning the economically equivalent terms and conditions specified in a Company Notice, the determination of the economic equivalence of such terms and conditions shall be made by an independent investment banking firm selected by the Company and consented to by you, which consent shall not be unreasonably withheld. You and the Company shall cooperate fully in assisting any such investment banking firm in making its determination, and such determination shall be made no later than seventy-five (75) days after the date that the Company received the Transfer Notice. The Company shall bear the cost of such investment banking firm. If the investment banking firm takes more than seventy-five (75) days to make its determination, the period of time after the seventy-five (75) days shall be added to the Company’s time limit for consummating the transaction as required by Section 21(d) of this Agreement.

(d)               If the Company elects to acquire your Shares pursuant to this Section 21, you and the Company shall consummate the sale and purchase of such Shares no later than ninety (90) days after the date that the Company received the Transfer Notice.

(e)               To the extent the Company does not exercise its rights under this Section 21 within the specified time periods, you may, subject to Section 9 of this Agreement, transfer the Shares specified in your Transfer Notice to the third party specified in such Transfer Notice at the price and on the terms specified in such notice, so long as such transfer is consummated within one hundred twenty (120) days after the date that the Company received the Transfer Notice.

(f)                You hereby acknowledge that the right of the Company to purchase your Shares in the manner described in this Section 21 is not unreasonable under the circumstances existing as of the date you execute this Agreement.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above.

Exhibit A

Definitions

The following definitions will apply to this Agreement:

(a)       “Affiliate” means any corporation that is a Subsidiary or Parent of the Company.

(b)       “Agreement” means the written or electronic agreement containing the terms and conditions applicable to the Option.

(c)       “Board” means the Board of Directors of the Company.

(d)       “Cause” means (i) incompetence or failure or refusal to perform satisfactorily the duties reasonably required of you by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(e)       “Change in Control” means, unless otherwise provided in an Agreement, one of the following:

(1)       Any individual, entity or Group (a “Person”), other than (i) one or more Subsidiaries, or (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of equity securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“voting securities”), except that (A) any acquisition of Company equity securities by a Person directly from the Company for the purpose of providing financing to the Company, any formation of a Group consisting solely of beneficial owners of the Company’s voting securities, or any repurchase or other acquisition by the Company of its equity securities that causes any Person to become the beneficial owner of more than fifty percent (50%) of the Company’s voting securities, will not be considered a Change in Control unless and until, in either case, such Person acquires beneficial ownership of additional Company voting securities after the Person initially became the beneficial owner of more than fifty percent (50%) of the Company’s voting securities by one of the means described in this clause (A); and (B) a Change in Control will occur if a Person becomes the beneficial owner of more than fifty percent (50%) of the Company’s voting securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection (e)(3);

(2)       Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board; or

(3)       The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the persons who were the beneficial owners of Company voting securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities (or comparable equity interests) of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership of Company voting securities immediately prior to such Corporate Transaction.

Notwithstanding the foregoing, to the extent that the Option constitutes a deferral of compensation subject to Code Section 409A, and if the Option provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(f)       “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(g)       “Committee” means the Board or a committee of the Board comprised of two (2) or more Non-Employee Directors designated by the Board to administer the Option.

(h)       “Company” means SomaLogic, Inc., a Delaware corporation, or any successor thereto.

(i)       “Continuing Director” means an individual (A) who is, as of the effective date of the Option, a director of the Company, (B) who is elected as a director of the Company subsequent to the effective date hereof pursuant to a nomination or board representation right of preferred stockholders of the Company, or (C) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors.

(j)       “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(k)       “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers you, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning Code Section 22(e)(3).

(l)       “Employee” means an employee of the Company or an Affiliate.

(m)      “Fair Market Value” means the fair market value of a Share determined as follows:

(1)       If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)       If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(n)       “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(o)       “Incentive Stock Option” means any Stock Option designated as such and granted in accordance with the requirements of Code Section 422.

(p)       “Non-Employee Director” means a member of the Board who is not an Employee.

(q)       “Non-Statutory Stock Option” means a Stock Option other than an Incentive Stock Option.

(r)       “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(s)       “Service” means the provision of services by you to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(t)       “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(u)       “Share” means a share of Stock.

(v)       “Stock” means the Class B common stock, $0.01 par value, of the Company.

(w)       “Stock Option” means a right granted to purchase a specified number of Shares at a specified price.

(x)       “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

Exhibit B

NOTICE OF EXERCISE

Non-Statutory Stock Option

____________________, 20____

SomaLogic, Inc.

2945 Wilderness Place

Boulder, Colorado 80301

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me with respect to the number of shares of Class B common stock of SomaLogic, Inc. (the “Company”) indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐	Enclosed with this Notice is a check, cashier’s check or money order in the amount of the Total Exercise Price.

☐	Enclosed with this Notice is a certificate evidencing unencumbered Shares (duly endorsed in blank) having an aggregate Fair Market Value equal to or in excess of the Total Exercise Price.

☐	I elect to pay the Total Exercise Price through a reduction in the number of Shares to be delivered to me upon this exercise of the Option.

In connection with this exercise, I represent, warrant and acknowledge as follows:

•	I will provide for the payment to the Company, in a manner agreed to by the Company, of the amount of any required withholding taxes in connection with this exercise.

•	I am acquiring the Shares as a result of this exercise of the Option for my own account, and acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are deemed to constitute “restricted securities” under Rule 144 of the Securities Act. I have no present intention of distributing or selling such Shares, and will transfer them only as permitted under applicable federal and state securities laws.

•	I am the owner of all Shares delivered with this Notice free and clear of all liens, security interests and other restrictions or encumbrances.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised (or the net number of Shares if the Total Exercise Price and/or applicable withholding taxes are being paid through a reduction in the number of Shares to be delivered to me) in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue Certificate:

Address to Which Certificate Should be Delivered:

Principal Mailing Address for Holder of the Certificate (if different from above):

Very truly yours,

Signature

Name, please print

Social Security Number